Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 21, 2021, Tyler Technologies, Inc. (the “ Company”) consummated the acquisition of NIC Inc. (“NIC”) contemplated by the Agreement and Plan of Merger dated February 9, 2021, (the “Merger Agreement”), by and among the Company, Topos Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and NIC, on April 21, 2021 (the “Closing Date”), Merger Sub merged with and into NIC, with NIC surviving as a wholly owned subsidiary of the Company (the “Merger”). As result of the Merger, NIC became a direct subsidiary of the Company and NIC’s subsidiaries became indirect subsidiaries of the Company.
In connection with the completion of the Merger and on the Closing Date, the Company, as borrower, entered into a new $1,400,000,000 Credit Agreement (the “New Credit Agreement”) with the various lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, and Issuing Lender. The New Credit Agreement provides for (1) a senior unsecured revolving credit facility in an aggregate principal amount of up to $500,000,000, including subfacilities for standby letters of credit and swingline loans, each in a maximum amount to be mutually determined and on customary terms and conditions (the “Revolving Credit Facility”), (2) an amortizing five-year term A-1 loan in the aggregate amount of $600,000,000 (the “Term A-1 Loan”), and (3) a non-amortizing three-year term A-2 loan in the aggregate amount of $300,000,000 (the “Term A-2 Loan” and, together with the Term A-1 Loan, the “Term Loans”). The New Credit Agreement matures on April 21, 2026, and the loans may be prepaid at any time, without premium or penalty, subject to certain minimum amounts and payment of any LIBOR breakage costs. In addition to the required amortization payments on the Term A-1 Loan of 5% quarterly, certain mandatory prepayments of the Term Loans and the Revolving Credit Facility will be required (i) upon the issuance or incurrence of additional debt not otherwise permitted under the New Credit Agreement and (ii) upon the occurrence of certain asset sales and insurance and condemnation recoveries, subject to certain thresholds, baskets, and reinvestment provisions as provided in the New Credit Agreement. The New Credit Agreement replaces and terminates the Company’s existing $400,000,000 credit facility pursuant to the Credit Agreement dated as of September 30, 2019 (the “2019 Credit Agreement”). The Company’s previously announced commitment from Goldman Sachs Bank USA for a $1.6 billion 364-day senior unsecured bridge loan facility also terminated on the Closing Date.
Loans under the Revolving Credit Facility and the Term A-1 Loans will bear interest, at the Company’s option, at a per annum rate of either (1) the Administrative Agent’s prime commercial lending rate (subject to certain higher rate determinations) (the “Base Rate”) plus a margin of 0.125% to 0.75% or (2) the one-, three-, six-, or, subject to approval by all lenders, twelve-month LIBOR rate plus a margin of 1.125% to 1.75%. Term A-2 Loans will bear interest, at the Company’s option, at a per annum rate of either (1) the Base Rate plus a margin of 0.00% to 0.50% or (2) the one-, three-, or six- or, subject to approval by all lenders, twelve-month LIBOR rate plus a margin of 0.875% to 1.50%. The margin in each case is based upon the Company’s total net leverage ratio, as determined pursuant to the New Credit Agreement. The New Credit Agreement has customary benchmark replacement language with respect to the replacement of LIBOR once LIBOR becomes unavailable. In addition to paying interest on the outstanding principal of loans under the Revolving Credit Facility, the Company is required to pay a commitment fee, initially 0.25% per annum, ranging from 0.15% to 0.30% based upon the Company’s total net leverage ratio.
The Term Loans and a portion of the proceeds of the Revolving Credit Facility, in the amount of $250,000,000, together with cash available to the Company, including the proceeds of the Company’s offering in March 2021 of its 0.25% Convertible Senior Notes due 2026, have been used to complete the Merger (see Item 2.01 of this Current Report on Form 8-K), and pay fees and expenses in connection with the Merger and the New Credit Agreement. The remaining portion of the Revolving Credit Facility may be used for working capital requirements, acquisitions, and capital expenditures of the Company and its subsidiaries.
The unaudited pro forma condensed combined financial information and explanatory notes presented below show the impact of the Merger, together with the issuance of the New Credit Facility and Convertible Senior Notes (collectively, the “Transactions”), on the historical financial position and results of operations of the Company and NIC. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2020, and the unaudited pro forma condensed combined statement of operations gives effect to the Transactions as if they had occurred on January 1, 2020.
The unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial information and the related footnotes to such financial information:
•Historical audited consolidated financial information of the Company as of and for the year ended December 31, 2020, and the related notes to consolidated financial information, as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference.

•Historical audited consolidated financial information of NIC as of and for the year ended December 31, 2020, and the related notes to consolidated financial information, as set forth in NIC’s Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference.
In May 2020, the SEC adopted Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Company has adopted the provisions of the Final Rule, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.
The unaudited pro forma transaction accounting adjustments are based upon available information and reflect estimates and certain assumptions that the Company believes are reasonable under the circumstances. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition for any future period or as of any future date.
The unaudited pro forma condensed combined financial information does not reflect the realization of operating efficiencies or other synergies, if any, that may result from the Transactions as a result of planned initiatives following the completion of the Transactions.

Tyler Technologies, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(Dollars in thousands, except per share data)

	Tyler Technologies, Inc.	NIC, Inc.	Transaction Accounting Adjustments ( Note 5)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$603,623	$236,513	$(628,564)	(A)	$211,572
Accounts receivable, net	382,319	155,484	—		537,803
Short-term investments	72,187	—	—		72,187
Prepaid expenses	30,864	—	—		30,864
Income tax receivable	21,598	—	—		21,598
Other current assets	2,479	23,638	—		26,117
Total current assets	1,113,070	415,635	(628,564)		900,141
Accounts receivable, long term	21,417	—	—		21,417
Operating lease right of use assets	18,734	10,809	—		29,543
Property and equipment, net	168,004	9,341	—		177,345
Goodwill	838,428	5,965	1,473,053	(G)	2,317,446
Intangible assets, net	331,189	20,737	733,263	(H)	1,085,189
Non-current investment	82,640	—	—		82,640
Other non-current assets	33,792	1,862	—		35,654
Total assets	$2,607,274	$464,349	$1,577,752		$4,649,375
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,011	$82,364	$—		$96,375
Accrued liabilities	83,084	61,064	—		144,148
Operating lease liabilities	5,904	4,078	—		9,982
Deferred revenue	461,278	6,651	(2,786)	(I)	465,143
Other current liabilities	—	3,840	—		3,840
Total current liabilities	564,277	157,997	(2,786)		719,488
Revolving line of credit	—	—	250,000	(B)	250,000
Term loans - A-1 & A-2			900,000	(B)	900,000
Convertible senior notes	—	—	600,000	(B)	600,000
Deferred debt issuance costs	—	—	(20,498)	(C)	(20,498)
Deferred revenue, long term	100	—	—		100
Deferred income taxes	40,507	1,097	179,436	(J)	221,040
Operating lease liabilities, long-term	16,279	7,172	—		23,451
Other long term liabilities	—	4,934	—		4,934
Total liabilities	621,163	171,200	1,906,152		2,698,515
Shareholders’ equity:
Preferred stock, $10.00 par value	—	—	—		—
Common stock, $0.01 par value	481	7	(7)	(K)	481
Additional paid-in capital	905,332	129,456	(129,456)	(L)	905,332
Accumulated other comprehensive loss, net of tax	(46)	—	—		(46)
Retained earnings	1,112,156	163,686	(198,937)	(M)	1,076,905
Treasury stock, at cost	(31,812)	—	—		(31,812)
Total shareholders’ equity	1,986,111	293,149	(328,400)		1,950,860
Total liabilities and shareholders’ equity	$2,607,274	$464,349	$1,577,752		$4,649,375

Tyler Technologies, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2020
(Dollars in thousands, except per share data)

	Tyler Technologies, Inc.	NIC, Inc.	Reclassification Adjustments (Note 4)	Transaction Accounting Adjustments (Note 5)		Pro Forma

Software licenses and royalties	$73,164	$—	$—	$—		$73,164
Subscriptions	350,648	—	428,924	—		779,572
Software services	186,409	—	31,530	—		217,939
Maintenance	467,513	—	—	—		467,513
Appraisal services	21,127	—	—	—		21,127
Hardware and other	17,802	—	—	—		17,802
State enterprise revenues	—	331,720	(331,720)	—		—
Software & services revenues	—	128,734	(128,734)	—		—
Total revenues	1,116,663	460,454	—	—		1,577,117

Software licenses and royalties	3,339	—	—	—		3,339
Acquired software	31,962	—	3,521	16,479	(N)	51,962
Software services, maintenance and subscriptions	510,504	—	297,042	(6,465)	(N)	801,081
Appraisal services	15,945	—	—	—		15,945
Hardware and other	12,401	—	—	—		12,401
Total cost of revenues	574,151	—	300,563	10,014		884,728

Gross Profit	542,512	460,454	(300,563)	(10,014)		692,389

State enterprise, exclusive of depreciation & amortization	—	199,901	(199,901)	—		—
Software & services, exclusive of depreciation & amortization	—	94,833	(94,833)	—		—
Enterprise technology & product support	—	29,491	(29,491)	—		—

Selling, general and administrative expenses	259,561	34,551	37,751	37,107	(F)	368,970
Research and development expense	88,363	—	—	—		88,363
Depreciation & amortization	—	14,245	(14,245)	—		—
Amortization of customer and trade name intangibles	21,662	—	156	30,694	(N)	52,512

Operating income	172,926	87,433	—	(77,815)		182,544

Interest income (expense), net	—	389	(389)	—		—
Other income (expense), net	2,116	—	389	(29,870)	(O)	(27,365)
Total other income (expense), net	2,116	389	—	(29,870)		(27,365)

Income before income taxes	175,042	87,822	—	(107,685)		155,179
Income tax (benefit) provision	(19,778)	19,228	—	(24,621)	(P)	(25,171)
Net income	$194,820	$68,594	$—	$(83,064)		$180,350

Earnings per common share
Basic	$4.87					$4.50
Diluted	$4.69					$4.34

Basic	40,035					40,035
Diluted	41,526					41,526

Tyler Technologies, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
As of and for the year ended December 31, 2020
(Dollars in thousands, except per share data)
Note 1 – BASIS OF PRO-FORMA PRESENTATION
The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial information of the Company and NIC, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2020, and the unaudited pro forma condensed combined statement of operations gives effect to the Transactions as if they had occurred on January 1, 2020.
The unaudited pro forma transaction accounting adjustments are based upon available information and reflect estimates and certain assumptions that the Company believes are reasonable under the circumstances. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition for any future period or as of any future date.
The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and related notes of the Company and NIC as of and for the year ended December 31, 2020.
Note 2 – ACCOUNTING POLICY AND PRESENTATION
The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 has been compiled in a manner consistent with the accounting policies adopted by the Company. Certain reclassifications have been made to NIC’s historical financial information presented herein to conform to the Company’s historical presentation.
Note 3 – PRELIMINARY PURCHASE PRICE ALLOCATION
The Merger will be accounted for as an acquisition in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) which requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination.
The preliminary allocation of the purchase price over the fair value of the identified assets to be acquired and liabilities to be assumed upon consummation of the Merger is as follows:

Purchase price (in cash)	$2,314,559

Cash and cash equivalents	236,513
Accounts receivable, net	155,484
Unbilled revenue	13,200
Other current assets	10,438
Property and equipment, net	9,341
Intangible assets, net	754,000
Other non-current assets, net	1,862
Right of use assets	10,809
Deferred tax asset	(187,692)
Goodwill	1,479,018
Current liabilities	(147,268)
Deferred revenue, current	(3,865)
Deferred tax liabilities	(1,097)
Lease liabilities	(11,250)
Other long term liabilities	(4,934)

Net assets acquired	$2,314,559

The excess of the purchase price over the fair value of the assets to be acquired and liabilities to be assumed is presented as goodwill in the unaudited pro forma condensed combined balance sheet.
The final allocation of the purchase price will be dependent on a number of factors, including the final valuation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Merger. Accordingly, the preliminary purchase price allocation and acquisition accounting reflected in the unaudited pro forma condensed combined financial information have been made solely for the purpose of preparing these statements and may change upon the receipt of additional and more detailed information. Such changes could result in a material change to the unaudited pro forma condensed combined financial information.
Note 4 – RECLASSIFICATION ADJUSTMENTS
The unaudited pro forma condensed combined financial information has been adjusted to reflect certain reclassifications of NIC's historical financial information to conform to the Company’s financial statement presentation as shown in the table below:

	Presentation in NIC's historical statement of operations	Amounts	Presentation in the unaudited pro forma condensed combined statement of operations	Amounts

(a)	State enterprise revenues	$(331,720)	Subscriptions	$428,924
	Software & services revenues	$(128,734)	Software services	$31,530

(b)	State enterprise, exclusive of depreciation & amortization	$(199,901)	Software services, maintenance and subscriptions	$294,734
	Software & services, exclusive of depreciation & amortization	$(94,833)

(c)	Enterprise technology & product support	$(29,491)	Selling, general and administrative expenses	$29,491

(d)	Depreciation & amortization	$(14,245)	Acquired software	$3,521
			Software services, maintenance and subscriptions	$10,101
			Selling, general and administrative expenses	$467
			Amortization of intangible assets	$156

(e)	Software services, maintenance and subscriptions	$(7,793)	Selling, general and administrative expenses	$7,793

(f)	Interest income (expense), net	$(389)	Other income (expense), net	$389
Note 5 – TRANSACTION ACCOUNTING ADJUSTMENTS
The adjustments included in the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 are as follows:
(A)Represents pro forma adjustments to the cash balance to reflect the following:

Gross proceeds from the draw on the Revolving Credit Facility	$250,000	(B)
Gross proceeds from the issuance of Term Loans	900,000	(B)
Gross proceeds from the issuance of the Convertible Senior Notes	600,000	(B)
Payment of debt issuance costs	(20,498)	(C)
Payment of bridge facility commitment fees	(6,400)	(D)
Payment of the purchase price	(2,314,559)	(E)
Payment of merger costs	(37,107)	(F)

Net adjustment to cash	$(628,564)	(A)

(B)The Term Loans and a portion of the proceeds of the Revolving Credit Facility, in the amount of $250 million and the proceeds of the Convertible Senior Notes due 2026, have been used to pay the Merger’s purchase price and the fees and expenses incurred from the Merger and the New Credit Agreement.
(C)Represents estimated financing costs of $20,498, which are capitalized as debt issuance costs in the unaudited pro forma condensed combined balance sheet.
(D)Represents estimated bridge facility commitment fees of $6,400, which are recorded as interest expense in the unaudited pro forma condensed combined statement of operations.
(E)Represents the total purchase price, which will be all paid in cash.
(F)Represents estimated transaction costs for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Merger.
(G)Represents an adjustment to record estimated acquisition goodwill of $1,479,018 and to eliminate the historical goodwill of NIC of $5,965. Goodwill largely consists of geographic expansion of services and other synergies of the combined companies, the value of the assembled workforce and other intangible assets that did not qualify for separate recognition. Goodwill is expected to not be deductible for tax purposes.
(H)Represents an adjustment to record the estimated fair value of the intangibles to be acquired of $754,000 and to eliminate NIC’s historical intangible assets of $20,737. Based on the preliminary assessment, the acquired intangible asset categories, estimated fair value and useful lives are as follows:

Intangible Assets	Fair Value	Useful Life (in years)

Customer relationships	$571,000	20
Developed technology	160,000	8
Trade name	23,000	10

Total	$754,000

(I)Represents an adjustment to reduce NIC’s historical deferred revenue of $6,651 to its estimated fair value of $3,865.
(J)Represents the impact of deferred income taxes on fair value adjustments to intangible assets and deferred revenue, and merger costs and bridge facility commitment fees.
(K)Represents an adjustment to eliminate NIC’s historical common stock at par value.
(L)Represents an adjustment to eliminate NIC’s historical additional paid-in capital.
(M)Represents the following adjustments to retained earnings:

Elimination of NIC's historical retained earnings	$(163,686)
Merger costs	(37,107)	(F)
Bridge facility commitment fees	(6,400)	(D)
Tax adjustment on merger costs and commitment fees	8,256

Net adjustment to retained earnings	$(198,937)

(N)Represents adjustments to record amortization expense attributable to the fair value of intangible assets acquired and to eliminate NIC’s historical amortization in various line items in the unaudited pro forma condensed combined statement of operations.

Amortization expense related to developed technology	$20,000
Elimination of NIC's historical amortization expense - acquired software	(3,521)
Total	$16,479

Elimination of NIC's historical amortization expense - internally developed software	$(6,465)

Amortization expense related to customer relationships	$28,550
Amortization expense related to trade names	2,300
Elimination of NIC's historical amortization expense - customer relationships	(156)
Total	$30,694

(O)Represents adjustments to the other income (expense) line item related to interest expense consisting of the following:

Amortization of debt issuance costs	$4,427	(C)
Payment of bridge facility commitment fees	6,400	(D)
Interest incurred on the Convertible Senior Notes	1,500
Interest incurred on the Term Loans	$13,518
Interest incurred on the Revolving line of credit	$4,025
Total	$29,870
(P)Represents an adjustment to record the income tax consequences of the transaction accounting adjustments included herein. The adjustments have been tax effected at the effective tax rate of 25.5%. The Company is in the process of evaluating its current tax structure to support its current and future business requirements. Therefore, the actual amounts reflected in the statement of operations may differ materially from those included in the unaudited pro forma condensed combined statement of operations.
(Q)Pro forma diluted weighted average shares outstanding consists of the historical diluted weighted average shares outstanding of 41,526. The Notes, which are convertible into cash and, if applicable, shares of the Company’s stock, did not impact the diluted weighted average shares outstanding as the conversion was deemed antidilutive when using the Company’s stock price as of January 1, 2020 and the average stock price for 2020. It should be noted that the Company’s determination of the impact of the Notes’ conversion feature on the diluted weighted average shares outstanding was in accordance with Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity, which the Company adopted in 2020.